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                                                                    EXHIBIT 12



                      STATEMENT RE: COMPUTATION OF RATIOS
                                (In thousands)
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

                                                                  Years Ended December 31,
                                               ------------------------------------------------------------        Adjusted
                                                                                                                   Pro Forma
                                               1993          1994          1995          1996          1997          1997
                                               ----          ----          ----          ----          ----          ----

Fixed charges, as defined:
    Interest on long-term debt
      and amortization of debt discount      $  1,921       $    736      $    859      $    581      $  3,696       $  3,696
                                             ========       ========      ========      ========      ========       ========


Earnings, as defined:
    Income (loss) before income taxes        $(11,739)      $  6,134      $ 16,112      $  8,522      $(15,208)      $ 17,338
     Total fixed charges (as
       shown above)                             1,921            736           859           581         3,696
                                             --------       --------      --------      --------      --------


          Earnings available for
            fixed charges                    $ (9,818)      $  6,870      $ 16,971      $  9,103      $(11,512)      $ 21,034
                                             ========       ========      ========      ========      ========       ========

Ratio of earnings to fixed charges and
preferred dividend requirements                     -           9.3x         19.8x         15.7x             -           5.7x
                                             ========       ========      ========      ========      ========       ========

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